Exhibit 99.1

RETIREMENT AGREEMENT

        This Retirement Agreement (“Agreement”) is between Independent Bank Corporation, a Michigan corporation, (“IBC” or “Company”) and Charles C. Van Loan (“Mr. Van Loan”), effective the 31st day of December, 2005 (the “Effective Date”).

Background

        Since December 1992, Mr. Van Loan has served the Company as its President and Chief Executive Officer and as a member of its Board of Directors. During his tenure the Company’s total assets increased from approximately $369 million at December 31, 1992 to approximately $3.3 billion at June 30, 2005. Further, during his tenure the Company’s stock price rose by approximately 772% compared to a rise of approximately 300% in the SNL Bank Stock Index. These statistics reflect on Mr. Van Loan’s significant contributions and leadership.

        Mr. Van Loan has elected to accelerate his anticipated retirement as an employee of the Company but has agreed to continue to serve as a director of the Company, subject to his continuing nomination by the Board and election by the shareholders of the Company.

        In recognition of Mr. Van Loan’s significant long-term contributions, the Company desires to provide certain retirement benefits for him. These retirement benefits are not available to other senior executives of the Company and are solely in recognition of Mr. Van Loan’s unique long-term contributions. This Agreement will set forth the mutual agreements of the parties regarding the terms, conditions, obligations and benefits associated with Mr. Van Loan’s retirement.

        The parties agree as follows:

        1.        Retirement Date. Effective December 31, 2005, Mr. Van Loan will retire from his employment by IBC (“Retirement Date”). Except as set forth in this Agreement, all of Mr. Van Loan’s compensation and benefits as an employee of the Company will terminate on the Retirement Date.

        2.        Period of Transition. The Company and Mr. Van Loan agree that he will continue to be employed by IBC at his current level of compensation and benefits until his Retirement Date, including any annual cash and/or equity-based bonus earned for 2005 (some or all of which may be paid in the first quarter of 2006) in accordance with the Company’s annual incentive plans.

        3.        Return of Company Property. Mr. Van Loan agrees that promptly after his Retirement Date, he will surrender to IBC all Company property and records, including but not limited to all business opportunities, confidential and proprietary information and trade secrets, that are in his possession or control except, as the Company and Mr. Van Loan mutually agree are necessary to provide services to the Company during his continuing service as Chairman of the Board of Directors of IBC.

        4.        Expense Reimbursement. Provided Mr. Van Loan promptly provides suitable written expense reports and documentation, the Company will promptly reimburse him for all reasonable and necessary business expenses incurred as an employee prior to the Retirement Date and that are incurred after the Retirement Date that are consistent with his service as a nonemployee director.

        5.        Liability Insurance Coverage and Indemnification. With respect to Mr. Van Loan’s authorized activities and duties while employed by IBC and while serving as a director of IBC, nothing in this Agreement shall deprive Mr. Van Loan of the benefits of IBC’s existing officer and director liability insurance coverage, nor of any right to indemnification under IBC’s Articles of Incorporation, Bylaws or the written Indemnification Agreement between the Company and Mr. Van Loan.

        6.        Retirement Payments and Benefits. IBC agrees to provide Mr. Van Loan with the following retirement benefits. The provision of each of these benefits is contingent on Mr. Van Loan signing, not revoking, and abiding by this Agreement and the attached ADEA Waiver. The Company will not be obligated to provide any benefits until after the seven-day revocation period set forth in the ADEA Waiver has expired.

(a) Cash Payment. Mr. Van Loan will be paid Three Hundred Thirty-eight Thousand Dollars ($338,000) on or before the Retirement Date.

        (b)        Group Health Plans. Mr. Van Loan will have the right to elect to continue his group health insurance coverage for himself and his spouse, at Mr. Van Loan’s sole expense, in accordance and at the rates offered to other retirees of the Company.

        (c)        Compensation and Retirement Plans. Mr. Van Loan’s benefits, as a participant in the Company’s cash and equity based compensation plans and retirement plans will vest and otherwise be determined and distributed strictly in accordance with the terms and conditions of each of the respective plans and of any agreement representing awards granted to Mr. Van Loan under any of those plans, based upon Mr. Van Loan’s retirement as an employee of the Company as of the Retirement Date.

        (d)        Automobile. On or before the Retirement Date, the Company shall convey and transfer to Mr. Van Loan title and ownership of the automobile used by Mr. Van Loan, as of the date of this Agreement, as an employee of the Company. In addition, the Company shall pay to Mr. Van Loan a sum of Fifteen Thousand Dollars ($15,000) for federal, state and local income taxes imposed on Mr. Van Loan that are attributable to the transfer of the automobile to Mr. Van Loan.

        7.        Status as Director. Nothing in this Agreement shall affect Mr. Van Loan’s continuing status as a director of the Company, except that Mr. Van Loan shall, immediately following the Retirement Date, be paid fees and other applicable compensation for his services as a nonemployee director, consistent with that provided to other non-employee directors.

        8.        Release. Except as prohibited by law, Mr. Van Loan releases IBC, its subsidiaries, related and affiliated entities, along with their former and current owners, directors, officers, employees, agents, and representatives from any and all administrative, judicial, common law, equitable, and/or statutory claims (whether known or unknown) under federal, state, or local laws, and which arose from or relate to his employment by or retirement from IBC. This Release is not revocable and shall be effective as to all waivable claims, other than any claims that Mr. Van Loan may have under the federal Age Discrimination in Employment Act (“ADEA”).

        As to any claims under the ADEA, no release will be effective unless Mr. Van Loan signs the additional ADEA Waiver which is attached. Mr. Van Loan will have twenty-one (21) days in which to consider the attached ADEA Waiver and acknowledges that he has been advised to consult with an attorney prior to signing the ADEA Waiver. Mr. Van Loan will have seven (7) days after he signs the ADEA Waiver in which to exercise his right to revoke the ADEA Waiver. The ADEA Waiver will not become enforceable until that seven-day period has expired.

        If, however, Mr. Van Loan fails to sign the ADEA Waiver, or if he timely revokes the ADEA Waiver, IBC, in its sole discretion, may revoke this entire Agreement, or enforce or abide by the remaining provisions of this Agreement as written. If the Company revokes the entire Agreement and if, prior to revocation, any benefits under this Agreement have been provided by the Company to Mr. Van Loan or provided by Mr. Van Loan to the Company, such benefits shall be returned or cancelled, as the case may be.

        9.        Confidential and Proprietary Information. Mr. Van Loan agrees that unless he receives prior written consent from the Chief Executive Officer of IBC, he will not disclose to any person outside IBC’s employment, nor will he make any unauthorized use of (whether for the benefit of himself or others) any of IBC’s confidential and proprietary information. IBC’s confidential and proprietary information includes, but is not limited to, any non-public information pertaining to:

        (a)        Inventions, trade secrets, business information, data, formula, know-how, improvements, discoveries, developments, and other works of authorship and techniques, whether conceived, created or invented by Mr. Van Loan, and whether or not reduced to practice;

        (b)        Nonpublic information regarding research, development, new products and services, marketing and selling, business plans and strategy, proposals, budgets, unpublished financial statements, licenses, contracts, prices and costs, suppliers, customers, customer lists; and,

(c) Non-public information regarding the skills and compensation of other employees of IBC.

In addition, Mr. Van Loan remains bound by any non-conflicting terms of any prior confidentiality agreement that he entered into with the Company.

        10.        Agreement Not to Compete/No Solicitation. Beginning on the date of this Agreement and for a period of five (5) consecutive years commencing on the Retirement Date, Mr. Van Loan agrees that he will not directly or indirectly become employed by, serve as a director for, advise or consult with, finance, take an ownership interest in, or otherwise work or perform services for or assist any entity or enterprise that is or is planning to become in competition with IBC. In addition, during the same period, Mr. Van Loan agrees that he will not directly or indirectly solicit, induce or attempt to induce any employee of IBC to leave his or her employment with IBC. Nothing in this paragraph 10 shall prohibit Mr. Van Loan from owning 1% or less of the voting stock of any publicly traded entity.

        11.        Complete Agreement. This Agreement is the complete agreement between the parties with respect to the subject matter of this Agreement, and, except as expressly stated otherwise in this Agreement, supersedes all prior employment agreements, understandings or other agreements between the parties, whether oral or written, dealing with the same subject matter.

        12.        Modification. No modification of this Agreement will be enforceable, unless it is in writing, signed by Mr. Van Loan and by any Company officer authorized by the Board of the Company.

        13.        Voluntary and Knowing Consent. Mr. Van Loan attests that he signed this Agreement voluntarily, that he understands its content, meaning and effect, and that he had the opportunity to consult advisors of his choice prior to signing this Agreement.

        14.        Severability. If any term, clause, or provision of this Agreement is deemed unlawful, void, or otherwise unenforceable or invalid by a competent tribunal, that term, clause or provision shall be modified to make it enforceable to the maximum extent permitted by law. If not enforceable to any degree, then only that term, clause, or provision shall be deemed ineffective and thereby severed from the remainder of this Agreement. The remaining terms, clauses, and provisions of this Agreement shall remain in full effect, to the maximum extent permitted by law.

        15.        Binding Effect. This Agreement shall be binding upon and inure to the benefit of Mr. Van Loan, his personal representatives, heirs and assigns, and the Company, its successors and assigns.

        16.        Notices. All notices and other communications shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered on date of actual receipt; and shall be addressed as follows:

If to Mr. Van Loan:
Charles C. Van Loan 236 E. Washington St. Ionia, MI 48846

If to the Company:
Independent Bank Corporation 230 West Main Street PO Box 491 Ionia, MI 48846 Attention: President & CEO

or such other address as either party shall have forwarded to the other party in the manner stated above.

        17.        Governing Law and Judicial Claims. This Agreement shall be governed by and construed according to the laws of the State of Michigan. The parties agree that any judicial actions filed against the other to enforce this Agreement shall be brought in a state or federal court situated in and having jurisdiction over claims in Ionia County, Michigan.

Date: October 6, 2005	/s/ Charles C. Van Loan —————————————— Charles C. Van Loan

Date: October 6, 2005	Independent Bank Corporation /s/ Robert N. Shuster —————————————— By: Robert N. Shuster Its: Chief Financial Officer

ADEA WAIVER

        In conjunction with the consideration provided in my Retirement Agreement, and except as prohibited by law, I agree, knowingly and voluntarily, to waive any and all claims that I might have under the Age Discrimination in Employment Act of 1967, as amended, against Independent Bank Corporation, its related and affiliated entities, and their former and current owners, directors, officers, employees, agents, and representatives, and which occurred on or before the date of this ADEA Waiver. I understand that this Waiver does not prevent me from later challenging the knowing and voluntary nature of this ADEA Waiver, nor does this Waiver attempt to waive any rights that under applicable law cannot be waived. I acknowledge that I have been advised to consult with an attorney prior to signing this ADEA Waiver and have been provided twenty-one (21) days within which to consider the ADEA Waiver. I further understand that I have seven (7) days after I sign this ADEA Waiver in which to revoke the ADEA Waiver.

Date: October 6, 2005	/s/ Charles C. Van Loan —————————————— Charles C. Van Loan